Exhibit 21.1

SUBSIDIARIES

RU Chase Antioch, LLC

RU Levins Sacramento, LLC

RU Island Pacific Elk Grove, LLC

RU Doller General Bakersfield, LLC

RU Thrift Lake Elsinore, LLC

RU PMI San Carlos, LLC

RU Eco Thrift Sacramento, LLC

RU GSA Vacaville, LLC

RU Pre K San Antonio, LLC

RU Dollar Tree Morrow GA, LLC

RU Dinan Morgan Hill, LLC

RU ITW Sky Park LLC

RU Gap Rocklin, LLC

RU Dollar General Big Spring, LLC

RU L3 Carlsbad, LLC